SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
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Genio Group, Inc.

(Name of Registrant as Specified In Its Charter)

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GENIO GROUP, INC.
400 Garden City Plaza, Garden City, NY 11530

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

INFORMATION STATEMENT
(Preliminary)
___________________

July 6, 2009
To the Stockholders of Genio Group, Inc.:

The purpose of this letter and the enclosed Information Statement is to inform you that stockholders holding a majority of our outstanding voting common stock, par value $0.0001 per share (“Common Stock”) have executed written consents in lieu of a meeting to approve amendments to our Certificate of Incorporation to:

(i)	change our corporate name from “Genio Group, Inc.” to “Millennium Prime, Inc.” (the “Name “Change”);

(ii)
increase our authorized common stock from Two Hundred Million (200,000,000) shares of common stock, par value $0.0001, to Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.0001 per share;

(iii)
authorize Ten Million (10,000,000) shares of preferred stock, par value $1.00 per share, the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of which may be established from time to time by the Board of Directors of the Company without approval of the holders of our Common Stock and which may be issued in one or more series, and provide for the creation of One Million (1,000,000) shares of Series A Preferred stock with the rights and preferences including the right of each issued and outstanding Series A Preferred share shall be entitled to the number of votes equal to the result of: (i) the number of shares of our common stock issued and outstanding at the time of such vote multiplied by 2.33334; divided by (ii) the total number of Series A Preferred shares issued and outstanding at the time of such vote, at each meeting of our shareholders of the Company with respect to any and all matters presented to our shareholders; and

(iv)
effect a reverse stock split in the amount of Two Thousand (2,000) share of common stock, par value $0.0001 per share, for One (1) share of post reverse stock split common stock, par value $0.0001 per share.

Stockholders of record at the close of business on July 6, 2009 are entitled to notice of this stockholder action by written consent.  Because the written consent of holders of a majority of our outstanding Common Stock satisfies all applicable stockholder voting requirements in order to approve the Amendments, we are not asking you for a proxy.  Please do not send us one. We are furnishing the Information Statement to you solely to inform you of the approval of the Amendments by holders of a majority of our outstanding Common Stock. Section 228 of the Delaware General Corporation Law requires that we notify you of these approvals because they were obtained by written consent of stockholders in lieu of a meeting. This letter and the Information Statement are intended to provide such notice. No action is required by you.

The proposed Certificate of Amendment of Certificate of Incorporation, attached hereto as Appendix A, will become effective when we file it with the Secretary of State of Delaware.  We anticipate such filing will occur on or after July 26, 2009, approximately twenty (20) days following mailing of this notice and Information Statement to the stockholders.

We will bear the entire cost of furnishing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them.

Steven A. Horowitz Chief Executive and Financial Officer (principal executive and accounting officer)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

GENIO GROUP, INC.

INFORMATION STATEMENT
(Preliminary)

INFORMATION CONCERNING THE ACTIONS APPROVED BY WRITTEN CONSENT

Date and Purpose of Written Consent

On June 21, 2009, Genio Group, Inc. (“we,” “us,” “our,” or the “Company) entered into an agreement and plan of reorganization (the “Agreement”) with Millennium Prime, Inc., a Nevada corporation (“Millennium Prime”) and the shareholders of Millennium Prime.  Pursuant to the Agreement, we will acquire certain assets of Millennium Prime, in exchange for the issuance of 9,000,000 shares of common stock of the Company and 1,000,000 shares of to-be-designated Series A Preferred Stock of the Company to the shareholders of Millennium Prime. In connection with therewith, we agreed, among other things to amend our Certificate of Incorporation to:

(i)	change our corporate name from “Genio Group, Inc.” to “Millennium Prime, Inc.” (the “Name “Change”);

(ii)
increase our authorized common stock from Two Hundred Million (200,000,000) shares of common stock, par value $0.0001, to Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.0001 per share;

(iii)
authorize Ten Million (10,000,000) shares of preferred stock, par value $1.00 per share, the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of which may be established from time to time by the Board of Directors of the Company without approval of the holders of our Common Stock and which may be issued in one or more series, and provide for the creation of One Million (1,000,000) shares of Series A Preferred stock with the rights and preferences including the right of each issued and outstanding Series A Preferred share shall be entitled to the number of votes equal to the result of: (i) the number of shares of our common stock issued and outstanding at the time of such vote multiplied by 2.33334; divided by (ii) the total number of Series A Preferred shares issued and outstanding at the time of such vote, at each meeting of our shareholders of the Company with respect to any and all matters presented to our shareholders; and

(iv)
effect a reverse stock split in the amount of Two Thousand (2,000) share of common stock, par value $0.0001 per share, for One (1) share of post reverse stock split common stock, par value $0.0001 per share.

On June 21, 2009, stockholders holding approximately 77% of our Common Stock signed written consents in lieu of a meeting approving amendments to our Certificate of Incorporation to provide for the items described herein (each, an “Amendment” and collectively, the “Amendments”).

Stockholders Entitled to Vote

Approval of the Amendments requires the written consent of a majority of the holders of our outstanding Common Stock, which is the class of our securities currently entitled to vote on such matters.  As of June 29, 2009, there were 99,981,787 shares of our Common Stock issued and outstanding. Stockholders of record at the close of business on June 29, 2009, are entitled to receive this notice and Information Statement. We are mailing this Information Statement to such stockholders on or about July 16, 2009.

Proxies

Since the written consent of holders of a majority of our outstanding Common Stock satisfies all applicable stockholder voting requirements in order to approve the Amendments, we are not asking you for a proxy. Accordingly, no proxies are being solicited.  Please do not send us one.

 Consents Received

The Amendments require the consent of the holders of a majority of the shares of our Common Stock.

On June 21, 2009, five, holders of an aggregate of 76,945,187 shares of our Common Stock, delivered written consents to us approving the Amendments.

Crestview Capital Master LLC, Steven A. Horowitz, and Moritt,, Hock, Hamroff & Horowitz LLP collectively hold approximately 50% of our outstanding voting stock. For a detailed breakdown of their holdings, please see “Common Stock Outstanding and Certain Beneficial Owners And Management” on page 4.

Information Statement Costs

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us.  We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our capital stock.

No Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights with respect to the Amendments and we will not independently provide stockholders with any such right.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

At June 29, 2009, there were 99,981,787 shares of our common stock issued and outstanding. The following table sets forth, as of June 29, 2009, information known to us relating to the beneficial ownership of these shares by:

o  each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;
o  each director;
o  each Named Executive; and
o  all executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 400 Garden City Plaza, Garden City, N.Y, 11530

We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from June 29, 2009 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of June 29, 2009, have been exercised or converted. Unless otherwise noted, the address of each of these principal stockholders is our principal executive offices.

NAME OF	AMOUNT AND NATURE OF	PERCENTAGE
BENEFICIAL OWNER	BENEFICIAL OWNERSHIP	OF CLASS
Steven A Horowitz	15,278,521	15.3%
Crestview Capital Master LLC	32,000,000	32.0%
Toncar S R L	23,000,000	23.3%
All executive officers and as a group (one person)	15,278,521	15.3%

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, none of our officers or directors, nor any of their associates or affiliates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon and described herein. No director has advised that he intends to oppose the Amendments to the Certificate of Incorporation, as more particularly described herein.

THE ASSET PURCHASE AGREEMENT

On June 21, 2009, Genio Group, Inc. (“we,” “us,” “our,” or the “Company) entered into an agreement and plan of reorganization (the “Agreement”) with Millennium Prime, Inc., a Nevada corporation (“Millennium Prime”) and the shareholders of Millennium Prime.   Pursuant to the Agreement, we will acquire certain assets of Millennium Prime, in exchange for the issuance of: 9,000,000 shares of common stock of the Company and 1,000,000 shares of to-be-designated Series A Preferred Stock of the Company to the shareholders of Millennium Prime.   Millennium Prime is a corporation which develops, acquires and markets innovative lifestyle brands with superior quality, design and style.

For additional information regarding the Agreement, please refer to our Current Report on Form 8-K which was filed with the SEC on June 26, 2009.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO CHANGE OUR NAME TO MILLENNIUM PRIME, INC.

Introduction

On June 21, 2009, our Board of Directors unanimously adopted a resolution approving an amendment to Certificate of Incorporation to change our name from “Genio Group, Inc.” to “Millennium Prime, Inc.” (the “Name Change”).  Our Board of Directors further directed that this Amendment to our Certificate of Incorporation be submitted for consideration by our stockholders.  On June 21, 2009, the holders of 77% of our voting stock approved the Amendment of our Certificate of Incorporation to change our name to “Millennium Prime, Inc.”  A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.

Reason for the Name Change

Our Board of Directors believes that the name change is in our best interest in order to better reflect the business operations of our combined enterprise following the consummation of our acquisition of Millennium Prime pursuant to the Agreement.

Effective Date of the Name Change

We intend to file, as soon as practicable on or after the twentieth (20th) day after this Information Statement is sent to our stockholders, a Certificate of Amendment to our Certificate of Incorporation effectuating the Name Change with the Secretary of State of Delaware. This Amendment to our Certificate of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware.  It is presently contemplated that such filing will be made on or about July 23, 2009. A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.  The text of the Certificate of Amendment to the Certificate of Incorporation is subject to modification to include such changes as may be required by the Delaware Secretary of State.

Effect of the Name Change

Our ticker symbol, which is currently “GNOI” and our CUSIP number will both change as a result of our Name Change. Stockholders may, but need not, exchange their certificates to reflect the change in corporate name. Your existing certificate(s) will continue to represent shares of our Common Stock as if our name had not changed. Our transfer agent will issue stock certificate(s) with our new name as stock certificate(s) are sent in upon transfers of shares by our existing stockholders. Until you sell or otherwise transfer your shares of Common Stock, there is no need to send us or our transfer agent your existing stock certificate(s). However, if you wish to turn in your certificate(s) for new certificate(s) with our new name, please contact our transfer agent, Interwest Transfer-, at (801) 272-9294.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO EFFECT AN INCREASE IN THE TOTAL AUTHORIZED CAPITAL STOCK

Introduction

On June 21, 2009, our Board of Directors unanimously adopted a resolution approving an amendment to Certificate of Incorporation to increase our authorized common stock from Two Hundred Million (200,000,000) shares of common stock, par value $0.0001, to Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.0001 per share.

The effect of the capital increase will be to increase the number of  shares of Common Stock that the Company is authorized to issue from Two Hundred Million (200,000,000) shares of common stock, par value $0.0001, to Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.0001 per share.

The additional shares of Common Stock authorized by the capital increase, if and when issued, will have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The creation of additional shares of authorized Common Stock will not alter the current number of post-reverse split shares. The relative rights and limitations of the shares of Common Stock will remain unchanged.

As of June 29, 2009, a total of 99,981,787 shares of the Company's authorized 200,000,000 shares of Common Stock were issued and outstanding.

Reason for the Authorized Capital Increase

The Company believes that the Common Stock Increase will provide it with the flexibility of having an adequate number of authorized but unissued shares of Common Stock available for future financing requirements and other corporate purposes, such as stock dividends or further splits, mergers, or existing and further incentive programs, without the expense or delay attendant in seeking stockholder approval at any special meeting or annual meeting. The Amendment provides additional authorized shares of Common Stock that could be used from time to time, without further action or authorization by the stockholders (except as may be required by law or by any stock exchange or over-the-counter market on which the Company's securities may then be listed).

Holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company. Accordingly, the issuance of additional shares of Common Stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock and, depending upon the circumstances, may have a dilutive effect on earnings per share, voting power and other interests of the existing stockholders.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could also have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of unauthorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a subsequent change in control of the Company more difficult, and therefore less likely.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
AUTHORIZE 10,000,000 SHARES OF BLANK CHECK PREFERRED STOCK AND DESIGNATE 1,000,000 SHARES OF SERIES A PREFERRED STOCK

Introduction

On June 21, 2009, our Board of Directors unanimously adopted a resolution to amend our Certificate of Incorporation to authorize, among other things, 10,000,000 shares of blank check preferred stock (of which 1,000,000 shares of preferred stock shall be designated as set forth herein pursuant to the Agreement), the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of which may be established from time to time by the Board of Directors of the Company without approval of the holders of our Common Stock and which may be issued in one or more series (the “Blank Check Preferred Stock”). Our Board of Directors further directed that this Amendment to our Certificate of Incorporation be submitted for consideration by our stockholders.  On June 21, 2009, the holders of 72% of our voting stock approved the Amendment of our Certificate of Incorporation to authorize the Blank Check Preferred Stock. A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.

In addition, pursuant to the Agreement, on June 21, 2009, our Board of Directors unanimously adopted a resolution to authorize the filing of a Certificate of Designation of 1,000,000 shares of Series A Preferred stock. A copy of the Certificate of Designation is attached to this Information Statement as Appendix B.  Pursuant to the Certificate of Designation the Series A Preferred share shall be: (i) entitled to the number of votes equal to the result of: (i) the number of shares of our common stock issued and outstanding at the time of such vote multiplied by 2.33334; divided by (ii) the total number of Series A Preferred shares issued and outstanding at the time of such vote, at each meeting of our shareholders of the Company with respect to any and all matters presented to our shareholders; and (ii) convertible into common stock of the Company at the option of the holder on a one for one basis.  Pursuant to the Agreement, at the consummation of the transactions contemplated thereby, the shareholders of Millennium Prime will be issued all of the Series A Preferred Stock of the Company and thus effective control of any shareholder vote of the Company.

Effective Date of the Creation of the Blank Check Preferred Stock and Designation of the Series A Preferred Stock

We intend to file, as soon as practicable on or after the twentieth (20th) day after this Information Statement is sent to our stockholders, a Certificate of Amendment to our Certificate of Incorporation creating the Blank Check Preferred Stock with the Secretary of State of Delaware. This Amendment to our Certificate of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware.  It is presently contemplated that such filing will be made on or about July 26, 2009.  A copy of the Certificate of Amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A.  The text of the Certificate of Amendment to the Certificate of Incorporation is subject to modification to include such changes as may be required by the Delaware Secretary of State.

We intend to file, as soon as practicable on or after the twentieth (20th) day after this Information Statement is sent to our stockholders, a Certificate of Designation designating the Series A Preferred Stock with the Secretary of State of Delaware. This Certificate of Designation will become effective at the close of business on the date the Certificate of Designation is accepted for filing by the Secretary of State of Delaware.  It is presently contemplated that such filing will be made on or about July 26, 2009.  A copy of the Certificate of Designation is attached to this Information Statement as Appendix B.  The text of the Certificate of Designation is subject to modification to include such changes as may be required by the Delaware Secretary of State.

Reasons for and Effects of Creating Blank Check Preferred Stock and Designation of Series A Preferred Stock

Our Board of Directors believes that the availability of authorized but unissued shares of Blank Check Preferred Stock will provide us with the flexibility to issue such securities pursuant to the Agreement for a variety of corporate purposes, such as to make acquisitions through the use of stock, to raise equity capital and to reserve additional shares for issuance under stock plans. Our Board believes that the creation of Blank Check Preferred Stock would facilitate our ability to accomplish a variety of business and financial objectives in the future without the necessity of delaying such activities for further shareholder approval, except as may be required in particular cases by our Certificate of Incorporation, applicable law or the rules of any stock market or exchange.

The Amendment would provide us with increased financial flexibility in meeting future capital requirements by providing another type of security, aside from our Common Stock, that would be available for issuance from time to time and with such features as determined by our Board of Directors for any proper corporate purpose. Such purposes include our acquisition of Millennium Prime pursuant to the Agreement, and in the future are anticipated to include, without limitation, exchanging preferred stock for Common Stock, the issuance for cash as a means of obtaining capital, or issuance as part or all of the consideration required to be paid for acquisitions of other businesses or assets.

As discussed above, we also intend to designate and issue approximately one million (1,000,000) shares of Series A Preferred Stock to the shareholders of Millennium Prime. Pursuant to the Certificate of Designation the Series A Preferred share shall be: (i) entitled to the number of votes equal to the result of: (a) the number of shares of our common stock issued and outstanding at the time of such vote multiplied by 2.33334; divided by (b) the total number of Series A Preferred shares issued and outstanding at the time of such vote, at each meeting of our shareholders of the Company with respect to any and all matters presented to our shareholders; and (ii) convertible into common stock of the Company at the option of the holder on a one for one basis. .  Thus, pursuant to the Agreement, at the consummation of the transactions contemplated thereby, the shareholders of Millennium Prime will be issued all of the Series A Preferred Stock of the Company and thus effective control of any shareholder vote of the Company.   Following the issuance of these shares, we will have 9,000,000 shares of Blank Check Preferred Stock authorized but unissued, and available for future use.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
PROVIDE FOR THE REVERSE STOCK SPLIT

General

On June 21, 2009, our Board of Directors unanimously adopted a resolution to amend our Certificate of Incorporation to authorize, among other things, to effect a 1 for 2000 Reverse Split of the outstanding Common Stock.

Pursuant to the Reverse Split, each 2000 of the outstanding shares of our Common Stock on the date of the Reverse Split (the "Old Shares") will be automatically converted into 1 share of our Common Stock (the "New Shares"). The Reverse Split will reduce the number of shares of our Common Stock issued and outstanding. As of June 29, 2009, there were 99,981,787 shares of Common Stock issued and outstanding. After giving effect to the   Reverse Split there will be approximately 49,991 shares of Common Stock issued and outstanding (assuming that there is no change in the number of issued and outstanding shares from June 29, 2009.

By written consent dated June 21, 2009, the holders of shares of Common Stock entitled to cast a majority of the votes that are entitled to be voted regarding the Amendments and thus approved the proposed Reverse Split contemplated thereby.

Reasons for Reverse Stock Split

The Board believes that it is in the best interests of the Company to reduce the number of shares of Common Stock we have outstanding. Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares or the type of investor who would be interested in acquiring them.  In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks.  The presence of these negative perceptions may adversely affect not only the pricing of our common stock but also its trading liquidity.  In addition, these perceptions may affect our ability to raise additional capital through the sale of stock or the cost of debt we may incur.

The Reverse Split will also make available a substantial number of additional authorized but unissued shares of Common Stock. Under our Certificate of Amendment to the Articles of Incorporation to be amended, we will be authorized to issue 250,000,000 shares of Common Stock. We have 99,981,787 shares of Common Stock issued and outstanding as of June 29, 2009. Should we do not effectuate the Reverse Split, we can nevertheless have 100,008,213 shares of Common Stock for future share issuance.

The following table lists the numbers of shares of Common Stock prior to and after the Reverse Split (including the effect of the Amendment to the Certificate of Incorporation with respect to the increase in authorized shares of Common Stock.

Shares of Common Stock	Prior to the Reverse Split And Capital Increase As of June 29, 2009	Immediately After the Reverse Split and Capital Increase
Total Authorized Shares of Common Stock	200,000,000	250,000,000
Total Issued and Outstanding Shares of Common Stock	99,981,787	49,991	*
Proportion of Unissued Authorized Shares of Common Stock (Shares Available for Future Issuance)	100,008,213	249,950,009	*

* Approximate number, before giving effect to the round up and special treatment in preserving round lot shareholders, if any.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the Reverse Split in response to any effort of which we are aware to accumulate any of our shares or obtain control of our company. Our Board does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of our company.

The Board is hopeful that the Reverse Split will cause the trading price of our Common Stock, when the Common Stock begins trading, to be higher than it would have been absent the Reverse Split. The Board is hopeful that the higher share price which could result, at least initially, from the Reverse Split may help generate interest in us among investors and thereby assist us in raising capital to fund our operations. However, the effect of the Reverse Split upon the market price for our Common Stock cannot be predicted. There can be no assurance that the post - Reverse Split market price of our Common Stock will be any higher had the Reverse Split not occurred.

Except as set forth above with respect to the Agreement, the Company has no specific plans, arrangements or understandings, either written or oral, to issue any of shares of Common Stock.

Effect of Reverse Stock Split

The effect of the Reverse Split upon the market price for our Common Stock cannot be predicted. There can be no assurance that the post - Reverse Split market price of our Common Stock will be any higher had the Reverse Split not occurred.  The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. The Reverse Split will effect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Split one share of our Common Stock. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Split one share of our Common Stock.

The Reverse Split will have the following effects upon the number of shares of our Common Stock outstanding and the number of authorized and unissued shares of our Common Stock:

·	The number of shares owned by each holder of Common Stock will be reduced by the ratio of 2000 to 1;

·	The per share loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding; and

·	The par value of the Common Stock will remain $0.0001 per share.

  There is currently no intention for the Company to go private, and the Reverse Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the Reverse Split will not increase the risk of the Company becoming a private company in the future.

Manner of Effecting the Reverse Stock Split and Exchange Stock Certificates

  The Reverse Split will become effective on the date of the receipt of the FINRA’s approval notice unless we specify otherwise (the “Effective Date”). Upon written request by a stockholder to the Company’s transfer agent at the following address:

Interwest Transfer Company, Inc.
1981 Murray Holladay Road, Suite 100
Salt Lake City, UT  84117
Phone: (801)272-9294
Fax: (801)277-3147

  The Company shall send through its transfer agent to such stockholder a letter of transmittal.  The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the Old Shares, the stockholder will be entitled to receive a certificate representing the number of the New Shares into which his Old Shares have been reclassified as a result of the Reverse Split.  No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing the Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Shares in the appropriately reduced number.

Certain Federal Income Tax Consequences

  We believe that the federal income tax consequences of the Reverse Split to holders of Old Shares and holders of New Shares will be as follows:

·	No gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

·	The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged therefor.

·	The holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

·	The conversion of the Old Shares into the New Shares will produce no gain or loss to us.

Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear, but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

Our beliefs regarding the tax consequence of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Reverse Split.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ Steven A. Horowitz
Steven A. Horowitz
Chief Executive and Financial Officer (principal executive and accounting officer)

July 6, 2009
Garden City, New York

APPENDIX A

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

GENIO GROUP, INC.

It is hereby certified that:

1.           The name of the corporation (hereinafter called the "Corporation") is Millennium Prime, Inc.

2.           The certificate of incorporation of the Corporation is hereby amended by striking out Article FOUR thereof and by substituting in lieu of said Article FOUR the following new Article FOUR:

"ARTICLE FOUR. CAPITAL STOCK.   The total number of issued and outstanding shares of common stock of the corporation, (99,981,787 shares), shall be decreased by way of a reverse stock split (the "Stock Split") in the amount of Two Thousand (2,000) shares of common stock for one (1) share of common stock. Any fractions of shares shall be rounded up to a full share. Following the effective date of the Stock Split the total issued and outstanding shares of common stock of the corporation shall be approximately 49,991.  The record date for the Stock Split shall be approximately July 26, 2009 with a payment date of approximately August 6, 2009.

The amount of the total stock of this corporation is authorized to issue is Two Hundred Sixty Million (260,000,000) shares consisting of Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.0001 per share ("Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock").  Except as otherwise provided by law, the shares of stock of the corporation, regardless of class, may be issued by the corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. The designations of the Preferred Stock and the powers, preferences, qualifications, limitations or restrictions, and relative rights thereof shall be as follows:

Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated.  The voting powers, if any, of each such series and the preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including (but without limiting the generality of the foregoing) the following:

(1)	the designation of such series;
(2)
the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any class or classes or on any other series of any class or classes of capital stock of the corporation, and whether such dividends shall be cumulative or non-cumulative;

(3)	whether the shares of such series may be redeemed by the corporation, and if so, the times, prices and other terms and conditions of such redemption;
(4)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(5)
whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any series of any class or classes of capital stock of the corporation, and, if the provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and condition of such conversion or exchange;

(6)	the restrictions and conditions, if any, upon the series or reissue of any additional Preferred Shares ranking on a parity with or prior to such shares as to dividends or upon dissolution;
(7)
the rights of the holders of the shares of such series upon the liquidation or distribution of assets of the corporation, which rights may be different in the case of a voluntary liquidation than in the case of an involuntary liquidation

Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board creating any series of Preferred Shares, the holders of any such series shall have no voting power whatsoever.

    3.           The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on July 6 2009:

GENIO GROUP, INC.

By:	/s/
Name: Steven A, Horowitz
Title: Sole Director and CEO

APPENDIX B

CERTIFICATE OF DESIGNATION

OF SERIES A PREFERRED SHARES

OF GENIO GROUP, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

The holders of the Series A Preferred Shares par value $1.00 (the “Series A Preferred Shares”) of GENIO GROUP, INC. (the “Company”) shall have the following rights and preferences:

1.            Designation and Amount. The number of shares constituting the series of Series A Preferred Shares shall be 1,000,000.

2.            Voting.

(a)           Each issued and outstanding Series A Preferred Share shall be entitled to the number of votes equal to the result of: (i) the number of shares of common stock of the Company (the "Common Shares") issued and outstanding at the time of such vote multiplied by 2.33334; divided by (ii) the total number of Series A Preferred Shares issued and outstanding at the time of such vote, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Holders of Series A Preferred Shares shall vote together with the holders of Common Shares as a single class.

(b)           The Company shall not amend, alter or repeal the Series A Preferred Shares, special rights or other powers of the Series A Preferred Shares so as to affect adversely the Series A Preferred Shares, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series A Preferred Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

3.            Mandatory Conversion. Each Series A Preferred Share shall automatically be converted into 1 share of common stock of the Company at any time at the option of the holder.  No fractional shares of common stock shall be issued upon conversion of the Series A Preferred Shares.  If any event shall occur including but not limited to issuance of common stock of the Company or recapitalization of the Company which the failure to make any adjustment would adversely affect the conversion rights set forth herein (which are to place the holder s of the Series A Preferred Shares in a position as nearly equal as possible to the position the holder would have occupied had holder converted the Series A Preferred Shares on the date hereof), then, in each such case, the Board of Directors of the Company shall cause the Company to make such adjustments to the conversion ratio to preserve, without any dilution whatsoever, the conversion rights represented by the Series A Preferred Shares.  Thus the conversion rights set forth herein shall not be subject to dilution.

IN WITNESS WHEREOF, GENIUO GROUP, INC. has caused this Certificate of Designation of the Series A Preferred Shares to be signed and attested to by its duly authorized officers as of the 6th day of July, 2009.

GENIO GROUP, INC.

		By:	/s/
Name: Steven A, Horowitz
Title: Sole Director and CEO
ATTEST:

By:	/s/
Name:
Title: